Exhibit 23.1




                                                Consent of Johnson, Miller & Co.
                                                --------------------------------




The Board of Directors and Stockholders

AMEN, Properties, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-79663) on Form S-8 of AMEN, Properties, Inc. of our report dated February 6, 2003, with respect to the balance sheets of AMEN, Properties, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003 and 2002, which appear in the December 31, 2003 and 2002 annual report on Form 10KSB of AMEN, Properties, Inc.



         /s/Johnson, Miller & Co.



Midland, Texas
February 6, 2003